Exhibit 22.1

Enstar Group Limited
Subsidiary Guarantors and Issuers of Guaranteed Securities

$350 million of 5.750% Fixed-Rate Reset Junior Subordinated Notes due 2040	Issuer	Guarantor
Enstar Finance LLC	x
Enstar Group Limited		x